Exhibit 16.1

January 31, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read EZGO Technologies Ltd. Form 6-K dated January 31, 2022, and we agree with the statements set forth therewithin, insofar as they relate to our firm. We have no basis to agree or disagree with other statements made by the registrant contained therein.

Respectfully yours,

Briggs & Veselka Co.

Houston, Texas